EXHIBIT 99.1

[TRIMERIS LOGO]	[ROCHE LOGO]

Contact:	Heather Van Ness
Roche
Phone:	Mobile in Paris: (973) 980-8140
Office: (973) 562-2203

Contact:	Robin Fastenau
Trimeris, Inc.
Phone:	(919) 419-6050

Contact:	Mike Nelson
Manning Selvage & Lee
Phone:	Mobile in Paris: (646) 361-4842
Office: (212) 213-7620

Contact:	Stephanie Lazor
Manning Selvage & Lee
Phone:	(212) 213-7265

New Data Show FUZEON-Based Regimens Deliver Superior, Sustained Response in Treatment-Experienced Patients

— Roche and Trimeris Also Report Continued Manufacturing Progress —

PARIS (July 15, 2003) – New data from Phase III studies of FUZEONTM (enfuvirtide), the first and only approved fusion inhibitor for the treatment of HIV, demonstrate that two-thirds of treatment-experienced patients who began combination therapy with FUZEON achieved undetectable levels of HIV (less than 400 copies/mL) when they began therapy with less advanced disease and after prior exposure to fewer anti-HIV drugs. FUZEON-based regimens provided superior virologic and immunologic responses compared to an individualized combination of anti-HIV drugs without FUZEON. A superior response was also seen in patients with few or no other remaining treatment options, 21 percent of whom achieved undetectable levels of HIV on a FUZEON-based regimen. These data were presented today in an oral session by Dr. Julio Montaner at the 2nd International AIDS Society (IAS) Conference on HIV Pathogenesis and Treatment, being held in Paris, July 13-16.

The data (abstract 116), derived from a new detailed sub-analysis of the combined FUZEON Phase III studies, show that 68 percent of patients who began a FUZEON-based regimen with less advanced disease (CD4 cell count of greater than 100 cells/mm3) and less treatment experience (six to 10 prior anti-HIV drugs) achieved undetectable levels of HIV (less than 400 copies/mL) at 24 weeks, compared to 39 percent of patients who were treated with an optimized combination of anti-HIV drugs without FUZEON. In patients with the most advanced disease (CD4 cell count less than 100 cells/mm3)

and treatment experience (greater than 10 prior anti-HIV drugs), 23 percent of those receiving FUZEON-based regimens were still able to achieve less than 400 copies/mL of HIV at 24 weeks, compared to five percent for patients who did not have FUZEON in their regimen. These results were statistically significant (p<0.05).

The superiority of FUZEON-based regimens versus the control arm at 24 weeks was observed across all patient subgroups, categorized by the number of active agents in the background regimen. Further analysis also demonstrated that FUZEON plus one active drug reduced HIV to undetectable levels in a similar or greater proportion of patients (35 percent) than combinations of three, four or five active drugs without FUZEON (38 percent, 26 percent and 20 percent, respectively).

“These data are most noteworthy because treatment-experienced patients have historically shown poor response rates compared to patients who initiate HIV therapy for the first time,” said Julio Montaner, M.D., Chair of AIDS Research, St. Paul’s Hospital, University of British Columbia, Vancouver. “This analysis of the TORO studies provides evidence that initiating combination therapy with FUZEON in treatment-experienced patients with less advanced disease and less prior exposure to anti-HIV drugs can allow substantial numbers of these patients to achieve undetectable levels of HIV.” Montaner further indicated, “FUZEON provided important improvements in viral load reduction and immunologic response in patients with few or no active drugs available.”

A separate, related oral presentation (abstract LB02) in the late-breaker session at IAS will show that almost all patients who achieved undetectable levels of HIV (less than 400 copies/mL) at 24 weeks maintained this response at 48 weeks, confirming the durability of FUZEON-based regimens in treatment-experienced patients.

At 48 weeks, patients who added FUZEON to an individualized combination of other anti-HIV drugs were more than twice as likely to achieve undetectable levels of HIV (less than 400 copies/mL) compared to patients who received combination therapy without FUZEON (30 percent vs. 12 percent). This parallels the 24-week results, where 33 percent of patients in the FUZEON arm and 15 percent of patients in the control arm, respectively, had undetectable levels of HIV. FUZEON-based combinations also delivered a 100 percent greater increase in the number of immune (CD4) cells at 48 weeks compared to the individualized combination (increase of 91 cells/mm3 in the FUZEON arm vs. 45 cells/mm3 in the control arm). This was an improvement in immune status compared to 24 weeks, when patients in the FUZEON arm saw an increase of 71 cells/mm3, compared to 35 cells/mm3 in the control arm. In addition, the mean duration of viral suppression was three times longer for patients receiving FUZEON-based regimens than for those receiving regimens without FUZEON (32 weeks vs. 11 weeks). All of these results were highly statistically significant (pñ0.0001).

The superiority of FUZEON-based regimens versus the control arm at 48 weeks was observed across all patient subgroups, categorized by the number of active agents in the background regimen. Among patients whose virus was sensitive to one drug in the background regimen, 29 percent of patients in the FUZEON arm achieved undetectable levels of HIV, compared to seven percent in the control arm. A greater number of patients who had at least two active agents in their background regimen achieved undetectable HIV in the FUZEON arm at 48 weeks compared to the control arm (38 percent vs. 18 percent). All of these results were statistically significant (p<0.05).

“In FUZEON, we have the first agent which targets the virus before it enters an immune cell. This new fusion inhibitor has now been shown to have a durable effect for almost a year in treatment-experienced patients,” said Calvin J. Cohen, M.D., Director, Community Research Initiative of New England, Boston. “Patients on a FUZEON-based regimen continued to experience a significantly greater virologic and immunologic benefit when compared to patients who received a regimen without this fusion inhibitor.”

A 48-week safety analysis was also presented at IAS. Ninety-nine percent of patients experienced at least one injection site reaction. Manifestations of injection site reactions may include pain and discomfort, induration, erythema, nodules and cysts, pruritus, and ecchymosis. Aside from injection site reactions, the incidence of the three most common adverse events was less frequent in the FUZEON arm compared to control: they included diarrhea (37 patients experiencing the event per 100 years of patient exposure vs. 73), nausea (26 vs. 51) and fatigue (25 vs. 38). All of these measures were adjusted for length of patient exposure. (Further safety analyses at 48 weeks are ongoing. See “More About Fuzeon” section for additional safety information.)

Manufacturing Progress

FUZEON is one of the most complex and challenging molecules ever chemically manufactured by the pharmaceutical industry at large scale, requiring more than 100 production steps. Supply output is continuing to steadily increase and is greater than originally projected. The global supply of FUZEON can now accommodate up to 18,000 patients by the end of 2003, a significant increase over the 12,000-15,000 forecasted in December 2002. For the U.S., this means a total FUZEON supply for 12,000 patients in 2003, an increase from the earlier projected U.S. FUZEON supply of 8,000 to 10,000 patients.

Facts About FUZEON

FUZEON, co-developed by Roche and Trimeris (Nasdaq: TRMS), was granted accelerated approval on the basis of 24-week data by the U.S. Food and Drug Administration in March, and is also approved in the European Union and Switzerland. FUZEON leads the first new class of anti-HIV drugs to be introduced in seven years. Unlike other HIV drugs that work after HIV has entered the human immune cell, FUZEON works outside the CD4 cell, blocking HIV from entering the cell. For this reason, FUZEON is effective in treatment-experienced patients who have developed resistance to other anti-HIV drugs, though patients may still develop resistance to FUZEON.

TORO Study Design

TORO 1 [T-20 (FUZEON) vs. Optimized Regimen Only] and TORO 2 are randomized, open-label trials that enrolled approximately 1,000 HIV-1 infected patients at 112 centers internationally. Patients were treatment-experienced and/or had documented resistance to each of the other three classes of anti-HIV drugs. At entry, resistance testing and patient treatment history were used together to aid in the selection of an individualized regimen of three to five anti-HIV drugs for each patient. After selection of the regimen, patients were randomized 2:1 to receive either the regimen in combination with FUZEON (FUZEON arm) or the individualized regimen alone (control arm). At baseline, patients had a median HIV RNA level of more than 5.0 log10 copies/mL, a median CD4 cell count of less than 100 cells/mm3, and had been treated with anti-HIV drugs for an average of seven years.

FUZEON Indication

FUZEON in combination with other antiretroviral agents is indicated for the treatment of HIV-1 infection in treatment-experienced patients with evidence of HIV-1 replication despite ongoing antiretroviral therapy. This indication is based on analyses of plasma HIV-1 RNA levels and CD4 cell counts in controlled studies of FUZEON of 24 weeks’ duration. Subjects enrolled were treatment-experienced adults; many had advanced disease. There are no studies of FUZEON in antiretroviral naïve patients. There are no results from controlled trials evaluating the effect of FUZEON on clinical progression of HIV-1.

FUZEON is administered as a twice-daily subcutaneous injection. Local injection site reactions were the most frequent adverse events associated with the use of FUZEON. In Phase III clinical studies, 98 percent of patients at 24 weeks had at least one local injection site reaction. Manifestations of injection site reactions may include pain and discomfort, induration, erythema, nodules and cysts, pruritus, and ecchymosis.

There was less than five percent difference in the most common adverse events seen between FUZEON plus an individualized regimen of antiretroviral drugs and an individualized regimen alone at 24 weeks. The events most frequently reported in subjects receiving FUZEON plus an individualized regimen were diarrhea (26.8%), nausea (20.1%), and fatigue (16.1%). All these events were seen at a lower incidence than in subjects that received background regimen alone: diarrhea (33.5%), nausea (23.7%), and fatigue (17.4%). The most common adverse events seen more frequently in patients receiving FUZEON plus an individualized regimen than in patients who received treatment without FUZEON include headache (11.8%), peripheral neuropathy (8.9%), dizziness (6.6%), insomnia (11.3%), depression (8.6%), decreased appetite (6.3%), asthenia (5.7%), myalgia (5.0%), constipation (3.9%) and pancreatitis (2.4%). The majority of adverse events were of mild or moderate intensity.

Hypersensitivity reactions have been associated with FUZEON therapy (less than or equal to 1 percent) and have recurred on rechallenge. Symptoms of an allergic reaction may include rash, fever, nausea and vomiting, chills, rigors, hypotension, and elevated serum transaminases.

An increased rate of bacterial pneumonia was observed in patients treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use. Patients taking FUZEON may acquire opportunistic infections or other conditions that are associated with HIV infection. The list of side effects is not complete at this time because FUZEON is still being studied.

FUZEON does not cure HIV infection or AIDS. FUZEON does not reduce the risk of transmission of HIV to others through sexual contact or blood contamination. Patients should continue to practice safer sex by using latex or polyurethane condoms or other barrier methods. Never use or share dirty needles.

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

About Roche

Hoffmann-La Roche (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals and diagnostics. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C. For more information on the Roche pharmaceuticals business in the United States, visit the company’s website at: http://www.rocheusa.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, recently approved in the U.S. and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris’ second fusion inhibitor product candidate, T-1249, has received fast track status from the FDA and is in Phase I/II clinical testing. Trimeris is developing FUZEON and T-1249 in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “anticipate”, “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and, our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 27, 2003 and its periodic reports filed with the SEC.